EXHIBIT (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

WITH RESPECT TO THE OFFER TO PURCHASE FOR

EACH CLASS A COMMON SHARE

OF

VASTA PLATFORM LIMITED

AT

U.S.$5.00 PER CLASS A COMMON SHARE

BY

COGNA EDUCAÇÃO S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON OCTOBER 15, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 17, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:

We have been engaged by Cogna Educação S.A., a company organized under the laws of the Federative Republic of Brazil (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the offer to purchase (the “Offer”) the issued and outstanding Class A Common Shares, par value U.S.$0.00005 per share (the “Class A Common Shares” or the “Securities”) of Vasta platform limited, a Cayman Islands exempted company with limited liability (the “Company”), from all holders other than any Class A Common Shares held, directly or indirectly, by the Purchaser, at a price equal to U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends or other distributions which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date (the “Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the Offer to Purchase, dated September 17, 2025 (the “Offer to Purchase”), and the related letter of transmittal for the Class A Common Shares (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” All capitalized terms not otherwise defined herein are defined in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON OCTOBER 15, 2025, UNLESS THE OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold security entitlements in Class A Common Shares with The Depository Trust Company (“DTC”):

1.	the Offer to Purchase;

2.	a printed form of letter which may be sent to your clients for whose accounts you hold security entitlements in Class A Common Shares registered in your name or in the name of your securities intermediary with DTC, with space provided for obtaining such clients’ instructions with regard to the Offer.

Your attention is directed to the following.

1.	The Offer commenced on September 17, 2025 and will expire at 5:00 p.m. New York City time (the “Expiration Date”), on October 15, 2025, unless extended.

2.	The Offer is subject to the satisfaction or waiver of the conditions described in “The Offer—Section 11. Conditions to the Offer” in the Offer to Purchase.

3.	Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person (other than as disclosed in “The Offer—Section 14. Fees and Expenses”) in connection with the solicitation of tenders of Securities. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.	For book-entry Class A Common Shares to be validly tendered into the Offer, book-entry confirmation for tender of Class A Common Shares held in book-entry form, together with an Agent’s Message (as defined in the Offer to Purchase), and any other documents required herein or in the Offer to Purchase, must be timely received by the Tender Agent, in each case in accordance with the terms and conditions of the Offer to Purchase.

5.	If required by U.S. federal income tax laws, the Tender Agent or other applicable withholding agent will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of Class A Common Shares pursuant to the Offer.

6.	No interest will be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Securities.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE TENDER AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions regarding the terms of the Offer may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below. Questions regarding how to tender or requests for additional copies of the Offer to Purchase and any other documents may be directed to the Information Agent.

Itau BBA USA Securities, Inc.

599 Lexington Avenue, 34th Floor
New York, NY 10022

Attention: Fernando Niemeyer
Phone Number: + 55 (11) 97530-3709
Attention: Felipe Condado Barbosa
Phone Number: +55 (11) 96587-0063

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Shareholders and All Others Call:

(800) 659-5550 (Toll-Free in North America)
(212) 269-5550 (outside North America)

Email: vasta@dfking.com

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